UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2014

Tutor Perini Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	1-6314	04-1717070
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

15901 Olden Street, Sylmar, California 91342-1093

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (818) 362-8391

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On June 5, 2014, Tutor Perini Corporation (the “Company”) entered into a 6th Amended and Restated Credit Facility providing a $300 million revolving credit facility (the “Revolving Credit Facility) and a $250 million term loan   (the “Term Loan”) with Bank of America, N.A. as administrative agent and a syndicate of other lenders. The Revolving Credit Facility matures five (5) years from closing. The Term Loan principal is payable at 5% in year 1, 7.5% in year 2, 10% in year 3, 12.5% in year 4 and 15% in year 5 on a quarterly basis with a 50% balloon payment at maturity. Both the Revolving Credit Facility and the Term Loan are estimated to mature on June 5, 2019.  Borrowings under the Revolving Credit Facility and Term Loan will bear interest based on the London Interbank Offered Rate (“LIBOR”), plus an applicable margin. The Term Loan includes a $300 million accordion feature, which the Company may opt to utilize at a future date.

The Revolving Credit Facility and Term Loan include usual and customary covenants for credit facilities of this type, including covenants providing maximum allowable ranges of consolidated leverage ratios from 3.75:1.00 to 2.75:1.00 over a range of five years and maintaining a minimum consolidated fixed charge coverage ratio of 1.25:1.00. The foregoing description of the 6th Amended and Restated Credit Facility does not constitute a complete summary and is qualified by reference in its entirety to the full text of the 6th Amended and Restated Credit Facility, a copy which is filed herewith as Exhibit 10.1.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the June 5th 2014 entry by the Company into the 6th Amended and Restated Credit Facility described in Item 1.01 above, the Company terminated its $300 million revolving credit facility and $200 million Term Loan that was formerly held. All outstanding amounts under the Replaced Credit Facility and Term Loan were repaid in full using proceeds of the 6th Amended and Restated Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information required by Item 2.03 is contained in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events

On June 3, 2014, Perini/Kiewit/Cashman Joint Venture (“PKC”), a joint venture in which Tutor Perini corporation, (“the Company”) holds a 56% interest and is the managing partner, prevailed in a decision made by the Superior Court for the State of Massachusetts, County of Suffolk in Perini Corporation v. Massachusetts Department of Transportation. The decision was in regards to the Company’s long-standing dispute with the Massachusetts Department of Transportation (MassDOT) regarding the Central Artery/Tunnel Project in Boston. The dispute is related to a series of claims for additional contract time and compensation against MassDOT for work performed by PKC on a portion of the Central Artery/Tunnel Project. During construction, MassDOT ordered PKC to perform changes to the work, and issued related direct cost changes, excluding time delay and inefficiency costs. A three member “Dispute Resolution Board”, (DRB), issued several awards and interim decisions in favor of PKC’s claims. MassDOT had sought, and was successful in having the DRB’s binding awards vacated under the premise that the DRB exceeded its authority. In issuing its decision, the court ruled that each of the claims at issue for the Third and Fourth DRB panels are, in fact, subject to the binding dispute resolution process, and the DRB’s awards on these claims are reinstated.

A copy of the Company’s press release announcing the decision is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 10.1	Credit Agreement dated as of June 5, 2014, with Bank of America, N.A., in its capacity as administrative agent, Swing Line lender and L/C Issuer.

Exhibit 99.1	Press Release of Tutor Perini Corporation dated June 6, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tutor Perini Corporation

Dated: June 9, 2014	By:	/s/ Ronald P. Marano II
Ronald P. Marano II Vice President and Chief Accounting Officer